Exhibit 99.1
                                                                    ------------


                              FOR IMMEDIATE RELEASE
                              ---------------------

                       INFORMATION HOLDINGS INC. ANNOUNCES
                            ELECTION OF NEW DIRECTORS


STAMFORD, CT - December 20, 2002. Information Holdings Inc. (NYSE:IHI) announced today that Martin D. Payson and Keith B. Jarrett have been elected as members of the Board of Directors.

Mr. Payson held the position of Vice Chairman of Time Warner Inc. from 1990 to 1992, and was a member of its Board of Directors. Prior to its merger with Time Inc. in 1990, Mr. Payson held the position of Office of the President and General Counsel of Warner Communications Inc. He had been an executive with Warner Communications since 1970, its General Counsel since 1973 and a Director since 1976. He is a director of Panavision Inc., Delta Financial Corp. and Classic Communications, Inc., as well as several privately held organizations. Mr. Payson also serves as a member of the Board of multiple philanthropic organizations.

Dr. Jarrett is currently a Principal in Rockport Funding, LLC and Ajax Mountain Partners, both investment partnerships, and is a strategic advisor to numerous venture investment firms. From 1987 to 2001, he held senior management positions within the Thomson Corporation, including President and CEO of Thomson Financial Ventures and President and CEO of Thomson Financial International. He is a director of Penn Virginia Resources, as well as several privately held organizations.

About Information Holdings Inc.
-------------------------------

Information Holdings Inc. is a leading provider of information products and services to scientific, technical, medical, intellectual property and IT learning markets. Through its Intellectual Property Group, which includes MicroPatent(R), Master Data Center(TM), Liquent and LPS Group, IHI provides a broad array of databases, information products and complementary services for intellectual property and regulatory professionals. IHI is recognized as a leading provider of intellectual property information over the Internet. IHI's CRC Press(R) business publishes professional and academic books, journals, newsletters and electronic databases covering areas such as life sciences, environmental sciences, engineering, mathematics, physical sciences and business. IHI's Transcender(R) unit is a leading online provider of IT certification test-preparation products. Its products include exam simulations for certifications from major hardware and software providers.

For further information, contact:
Vincent A. Chippari
Information Holdings Inc.
203-961-9208
vchippari@informationholdings.com